EXHIBIT 99.1

FOR IMMEDIATE RELEASE: NEWS

Minneapolis, Minnesota, August 18th, 2006.

Spectre Gaming Completes Sale of Convertible Debenture

Financing will give Company necessary working capital
to continue on aggressive installation schedule

Spectre Gaming, Inc. (OTCBB: “SGMG”) announced today that it has completed the private placement of convertible debentures with gross proceeds of $5,171,700. The private placement was subscribed to by institutional investors and high net worth individuals. The debentures are convertible into common stock of the Company at the price of $1.00 per common share. The debenture purchasers also received 5-year warrants to purchase an aggregate of 10,343,500 shares of common stock at a price of $1.10 per share.

The Company also announced that it has begun placing its AWP machines at customer locations. To date, the Company has successfully installed 156 games at three locations. In addition, the Company has acquired or has in inventory, another 975 machines which it is currently converting to AWP for placement at customer locations. The Company currently has a backlog of customer orders exceeding 4,000 units.

D. Bradly Olah, President of Spectre Gaming stated, “We are very pleased with the response we received during this offering. The proceeds from the offering give us the capital we believe we will need to continue with installations of AWP games in the Florida and Texas marketplace. To date we have placed 156 machines and expect to continue toward our goal of installing 2,000 units by year end. We believe that the initial response from our customers and their patrons at installed locations has been excellent and that we have proven the viability of our technology.”

The market for AWP is legal in some form in at least 45 states with an estimated 300,000 machines already in operation nationwide.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

About Spectre Gaming:

Spectre Gaming Inc., with offices at 14200 23rd Avenue N., Minneapolis, MN 55447 is a provider of a proprietary interactive amusement-with-prize system. The Company designs and develops networks, software and content that provide its customers with a comprehensive amusement system.

Contact: D. Bradly Olah, (612) 281-5000

Risk Factors and Forward-Looking Statements

This news release contains various “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to be covered by the safe harbors created thereby. Statements made in this release which are not historical in nature, including but not limited to statements using the terms “may,” “expect to,” “believe,” “should,” “anticipate,” and other language using a future aspect, are referred to as forward-looking statements, should be viewed as uncertain and should not be relied upon. Although our management believes that the results reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the expectations expressed in such forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include those set forth in the Company’s annual report on Form 10-KSB/A for the year ended December 31, 2005, and in other filings made, from time to time, by the Company with the Securities and Exchange Commission, including the Company’s quarterly report filed on August 14, 2006. The forward-looking statements contained herein speak only as of the date when made and the Company does not undertake to update such statements.